Exhibit 10.5
Original Plan approved by the Compensation Committee on 11/15/96
Amended and Restated Plan (prior version) approved and ratified by the Compensation Committee on 3/22/04
Amended and Restated Plan (prior version) approved and ratified by the Board of Directors on 3/23/04
Amended and Restated Plan (prior version) approved and ratified by the Stockholders on 5/18/04
Amended and Restated Plan (prior version) approved by the Governance, Compensation and Nominating
Committee and the Board of Directors on 11/1/08
Amended and Restated Plan (prior version) approved by the Governance, Compensation and Nominating Committee and the Board of Directors on 11/16/10
Amended and Restated Plan (prior version) approved by the Governance, Compensation and Nominating Committee and the Board of Directors on 11/15/11
Amended and Restated Plan (prior version) approved by the Governance, Compensation and Nominating Committee on 8/30/13 and the Board of Directors on 9/24/13, to be effective as of 10/22/13

This Amended and Restated Plan approved by the Governance, Compensation and Nominating Committee and the Board of Directors on 11/12/13, to be effective as of 10/22/13

COMERICA INCORPORATED
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE
PLAN
(AMENDED AND RESTATED EFFECTIVE OCTOBER 22, 2013)

COMERICA INCORPORATED
AMENDED AND RESTATED
EMPLOYEE STOCK PURCHASE PLAN
TABLE OF CONTENTS

SECTION I – PURPOSE	1

SECTION II – DEFINITIONS	1

SECTION III – INTRODUCTION	4

SECTION IV – PARTICIPATION	5

SECTION V – CONTRIBUTIONS	5

SECTION VI – ACQUISITION OF CORPORATION SHARES	8

SECTION VII – RIGHTS WITH RESPECT TO SHARES HELD IN PLAN	8

SECTION VIII – WITHDRAWALS FROM PLAN	8

SECTION IX – MISCELLANEOUS PROVISIONS	9

SECTION X – EFFECTIVE DATE OF PLAN	10

SECTION I - PURPOSE
The Board of Directors of Comerica Incorporated (the “Corporation”) believes that the interests of the Corporation are served through share ownership of the Corporation by its employees. Such ownership strengthens the sense of identity between the Corporation and its employees and furthers a unity of purpose among the Corporation, its employees and its stockholders. It is the purpose of this Comerica Incorporated Amended and Restated Employee Stock Purchase Plan to provide a convenient means through which employees of the Corporation and its subsidiaries and affiliates may acquire shares in the Corporation.
SECTION II - DEFINITIONS
Whenever used in the Plan, the following terms shall have the meanings set forth below.
A. “Account” means an account established for each Participant under the Plan to hold Corporation Shares acquired for the Participant’s account with Payroll Withholding Contributions, Other Permitted Contributions, Service Award Contributions, Matching Contributions, Share Retention Contributions and/or Reinvested Cash Dividends.
B. “Beneficiary(ies)” means the individual(s) to whom the balance of the Participant’s Account is to be distributed in the event assets remain in such Account at the time of the Participant’s death, or by whom any rights of the Participant, after the Participant’s death, may be exercised.
C. “Beneficiary Designation Form” means the form (which may include an online electronic form) used to designate the Participant’s Beneficiary(ies), as such form may be modified by the Committee or the Plan Administrator from time to time.
D. “Bi-Weekly Base Pay” means the gross amount of cash compensation a Participant receives during each bi-weekly pay period, including, without limitation, base pay, incentive compensation paid through a specific business unit incentive plan, referral awards, ROAR payments, overtime, shift differential and commissions, lump sum merit bonuses (effective as of January 22, 1999) and/or such other payments as the Committee or the Plan Administrator may determine appropriate from time to time for such purposes. Bi-Weekly Base Pay shall not include any amount which is deferred under the Deferred Compensation Plan(s) or paid through the Management Incentive Plan.
E. “Board” means the Board of Directors of Comerica Incorporated.
F. “Committee” means the committee appointed by the Board to administer the Plan as provided herein. Unless otherwise determined by the Board, the Governance, Compensation and Nominating Committee of the Board shall be the Committee.

G. “Corporation” means Comerica Incorporated, a Delaware corporation. For purposes of Plan provisions relating to eligibility to participate or receive or make contributions, it shall also include subsidiaries and affiliates of the Corporation.
H. “Corporation Shares” means shares of $5.00 par value common stock of the Corporation.
I. “Custodian Bank” means such institution as may be appointed by the Corporation to hold Corporation Shares in Accounts of Participants under the Plan.
J. “Deferred Compensation Plan(s)” means the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan, together with any and all amendments, restatements and/or modifications thereof, and/or the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan, together with any and all amendments, restatements and/or modifications thereof, or any plan adopted by the Corporation as a successor to the foregoing.
K. “Disability” has the meaning set forth in Section V(D) hereof.
L. “Employee” means an individual who renders service to the Corporation or one of its subsidiaries or affiliates as a common law employee or officer.
M. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
N. “Management Incentive Plan” means the Comerica Incorporated 2011 Management Incentive Plan, together with any and all amendments, restatements and/or modifications thereof, or any plan adopted by the Corporation as a successor to the foregoing.
O. “Matching Contribution” means, subject to the limitations of Section V(C) hereof, a contribution by the Corporation, the gross amount of which shall equal 15% of the aggregate amount of Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during the previous quarter. The Matching Contribution, net of all applicable withholding and deductions, shall be used to purchase Corporation Shares, except as set forth in Section VIII(B).
P. “Other Permitted Contribution” means a non-periodic contribution of a Participant to the Plan pursuant to guidelines approved by the Committee or the Plan Administrator from time to time.
Q. “Participant” means an Employee or former Employee who has an Account under the Plan.
R. “Payroll Withholding Contribution” means a contribution of a Participant under the Plan equal to the percentage of the Participant’s gross Bi-Weekly Base Pay such Participant has elected to contribute to the Plan; provided, however, that in the event the Participant’s pay, less all applicable withholding and deductions, is less than the amount of his or her elected contribution, the contribution shall be reduced so as not to exceed 100% of the Participant’s net pay. Payroll Withholding Contributions shall be withheld by the Corporation and forwarded to the Custodian Bank, which shall utilize such contributions to purchase Corporation Shares for allocation to the Employee’s Account in accordance with the provisions of the Plan.
S. “Plan” means the Comerica Incorporated Amended and Restated Employee Stock Purchase Plan, as set forth herein and as hereinafter amended and/or restated from time to time.
T. “Plan Administrator” means, unless determined otherwise by the Board or the Committee, the Chief Human Resources Officer (or, if no individual is the Chief Human Resources Officer, then the designated acting Chief Human Resources Officer).
U. “Plan Year” means the fiscal year on which the records of the Plan are kept, which shall be the calendar year; provided, however, that the first Plan Year shall be the period commencing April 1, 1997 and ending December 31, 1997.
V. “Reinvested Cash Dividends” means cash dividends paid on Corporation Shares allocated to a Participant’s Account which are utilized to purchase additional Corporation Shares for such Participant’s Account.
W. “Retirement” has the meaning set forth in Section V(D) hereof.
X. “Section 16 Insider” means any Participant who is designated by the Corporation as a reporting person under Section 16 of the Exchange Act.
Y. “Service Award” means a discretionary award, in the form of a Service Award Contribution, made by the Corporation in recognition of an Employee’s service to the Corporation.
ZZ. “Service Award Contribution” means a discretionary contribution by the Corporation to be allocated to a Participant’s Account in recognition of an Employee’s service to the Corporation. The Service Award Contribution, net of any applicable withholding and deductions, shall be used to purchase Corporation Shares.
AA. “Share Retention Contribution” means, subject to fulfillment of the requirements in Section V(D) hereof, a contribution by the Corporation to be allocated to a Participant’s Account in a Plan Year equal to 5% of the amount of Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made to such Participant’s Account in the first of the two immediately preceding Plan Years as set forth in Section V(D). Share Retention Contributions shall be utilized to purchase additional Corporation Shares for the Participant’s Account.
BB. “Two-Plan-Year-Period” means the two Plan Years immediately preceding the Plan Year in which a Share Retention Contribution is made.

SECTION III - INTRODUCTION
A. Administration. The Plan shall be administered by the Committee; provided, however, that the Board shall have the authority to exercise any and all duties and responsibilities assigned to the Committee under the Plan. The Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including, without limitation, the Plan Administrator. In addition, unless determined otherwise by the Board or Committee, the Plan Administrator shall handle the day-to-day administration of the Plan. The Plan Administrator may employ accountants, legal counsel and any other experts he or she deems advisable to assist in the administration of the Plan.
B. Corporation Shares. The aggregate number of Corporation Shares which may be purchased, or awarded as Service Award Contributions, under the Plan shall not exceed 5,000,000.
C. Adjustments. In the event the number of outstanding Corporation Shares changes as a result of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution made to holders of Corporation Shares other than cash dividends, the number of Corporation Shares that may be purchased, or awarded as Service Award Contributions, under the Plan shall be automatically adjusted, and the Committee shall be authorized to make such other equitable adjustments as it deems necessary so that the value of the interest of the Participants shall not be decreased by reason of the occurrence of such event. Any such adjustment shall be deemed conclusive and binding on the Corporation, each Participant, his or her Beneficiaries and all other interested parties.
D. Supplements. From time to time, supplements may be attached by amendment to and form a part of this Plan and shall be given the same effect that such provision would have if it was incorporated within the basic text of the Plan. Such supplements may modify or supplement the provisions of the Plan as they apply to particular groups of Employees or groups of Participants, shall specify the persons affected by such supplements and shall supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such supplements.
E. Non-Resident Aliens. With respect to non-resident alien Employees, the Committee or Plan Administrator may adopt one or more sets of procedures and provisions, which may be different than those included in this Plan for other Participants, with each set of procedures and provisions applying to some or all of such non-resident alien Employees, as determined by the Committee in its sole discretion or the Plan Administrator in his or her sole discretion, in order to comply with the applicable laws of the respective jurisdiction(s) in which such non-resident alien Employees live or work and/or to take into account other legal, tax, accounting and similar issues arising by virtue of the participation of such non-resident alien

Employees. The adoption of any such procedures and provisions shall not be deemed an amendment to this Plan.
F. Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Delaware shall be the controlling law in all matters relating to this Plan.
SECTION IV - PARTICIPATION
A. Eligibility. Any person who is or becomes an Employee may commence participation in the Plan as soon as administratively feasible on or subsequent to such individual’s date of hire; provided, however, that for purposes of the Plan, the Committee or the Plan Administrator may exclude from eligibility non-resident aliens (or classes of non-resident aliens), if any, if the requirements of local law, rules or regulations, including without limitation, the tax, labor, accounting or securities laws, rules, regulations or consequences, make participation by such non-resident aliens (or class(es) of non-resident aliens) impractical, as determined by the Committee in its sole discretion or the Plan Administrator in his or her sole discretion.
B. Enrollment. Enrollment in the Plan shall be accomplished by such procedures as are established by the Committee or the Plan Administrator from time to time. Unless determined otherwise by the Committee or the Plan Administrator, Payroll Withholding Contributions will commence as soon as administratively practicable following a Participant’s communication of instructions to commence such contributions. Other Permitted Contributions will be made as soon as is administratively feasible, as determined by the Committee or the Plan Administrator, following the Corporation’s receipt of instructions to commence such contributions.
C. Election Changes. A Participant may increase, decrease, cease or resume the amount of his or her Payroll Withholding Contributions by communicating further instructions pursuant to such procedures as are established by the Committee or the Plan Administrator from time to time. Election changes shall become effective as soon as administratively feasible after instructions have been properly communicated. There shall be no limitation on the number of election changes a Participant may make. A discontinuance of contributions in and of itself shall not constitute a withdrawal from the Plan.
SECTION V - CONTRIBUTIONS
A. Payroll Withholding Contributions. Any Payroll Withholding Contribution shall equal at least 0.5% but not exceed 100% of a Participant’s Bi-Weekly Base Pay, net of all other applicable withholding and deductions. The Corporation shall remit these contributions to the Custodian Bank promptly.
B. Other Permitted Contributions. A Participant may make Other Permitted Contributions in a single sum at such time or times permitted by the Committee or the Plan Administrator.

C. Matching Contributions. The Corporation shall make a Matching Contribution equal to 15% of the Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made by, or on behalf of, each Participant during any calendar quarter, provided there has not been a withdrawal or sale of any of the following from the Participant’s Account:

i.    Payroll Withholding Contributions, Service Award Contributions or Other Permitted Contributions made during such period; or

ii.     Corporation Shares purchased with any contributions referred to in to Section V(C)(i).
Matching Contributions will not be made with respect to Share Retention Contributions. In addition, Matching Contributions will not be made with respect to Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during any Plan Year to the extent such contributions exceed $25,000 in the aggregate. Matching Contributions will be made at or after the end of each calendar quarter, but in no event later than the March 15th of the Plan Year immediately following the end of the applicable calendar quarter. Matching Contributions shall be net of all applicable withholding and deductions. A Participant shall be eligible to receive a Matching Contribution with respect to a calendar quarter if the Participant has satisfied the conditions set forth in this section, even if the Participant’s employment terminated during such quarter for any reason.
D. Share Retention Contributions. Subject to the conditions and limitations of this Section V(D), the Corporation shall allocate Share Retention Contributions to the Accounts of those Participants who qualify therefor. Subject to the conditions and limitations of this Section V(D), a Participant shall qualify for a Share Retention Contribution in a Plan Year if the Participant is employed on the last day of the relevant Two-Plan-Year-Period, and if, during such Two-Plan-Year-Period, there has not been a withdrawal or sale of any of the following from the Participant’s Account:
i.    Payroll Withholding Contributions, Service Award Contributions or Other Permitted Contributions made during such period;
ii.    Matching Contributions made during such period; or
iii.    Corporation Shares purchased with any contributions referred to in to Section V(D)(i) or (ii).
Share Retention Contributions will not be made with respect to Matching Contributions. In addition, Share Retention Contributions will not be made with respect to Payroll Withholding Contributions, Service Award Contributions and/or Other Permitted Contributions made during any Plan Year to the extent such contributions exceed $25,000 in the aggregate. Except as otherwise provided herein, Share Retention Contributions shall be made as soon as reasonably practicable after the first day of the Plan Year following a Two-Plan-Year-Period, but in no event later than the March 15th of the Plan Year immediately following the end of the Two-Plan-Year-Period. Share Retention Contributions shall be net of all applicable withholding and deductions.
Notwithstanding anything in this Section V(D) to the contrary, a Participant whose employment terminates by reason of Retirement, death or Disability prior to the end of a Two-Plan-Year-Period shall be eligible to receive a Share Retention Contribution with respect to such partial Two-Plan-Year-Period (consisting of the Plan Year during which the Participant’s employment so terminates and the immediately preceding Plan Year) if and only if there have been no withdrawals or sales from the Participant’s Account pursuant to Section V(D)(i)-(iii) during such period (prior to termination of employment). The Share Retention Contribution made on behalf of any such eligible terminated Participant with respect to such period shall be prorated based on the number of days during the final Plan Year that the Participant was employed and shall be net of all applicable withholding and deductions. Notwithstanding any provision herein to the contrary, the Share Retention Contribution made on behalf of any such eligible terminated Participant shall be made as soon as reasonably practicable, but not later than the March 15th, after the first day of the Plan Year following the Plan Year that includes the Participant’s Retirement, death or Disability.
For purposes of this Section V(D), a Participant’s employment shall be considered to have terminated by reason of Retirement if he or she terminates employment and is either (i) age 65 or older or (ii) age 55 or older, with at least 10 years of service with the Corporation and/or its affiliates or subsidiaries. For purposes of this Section V(D), a Participant’s employment shall be considered to have terminated by reason of Disability if he or she terminates employment with eligibility for, and is awarded, disability benefits under a long-term disability plan maintained by the Corporation.1
E. Service Award Contributions. The Corporation may make Service Award Contributions to the Accounts of those Employees whom it wishes to recognize for service to the Corporation. Service Award Contributions are made at the discretion of the Corporation. All Corporation Service Awards related to Corporation Shares shall be made under this Plan through such Service Award Contributions.
F. Assignment of Rights Under the Plan. Unless otherwise determined by the Committee, a Participant’s Account shall not be transferable by a Participant otherwise than by will or by the laws of intestacy; provided, however, that, a Participant may, in accordance with Section IX(A) and in the manner established by the Committee, designate one or more Beneficiaries to exercise the rights of the Participant and to receive any property payable or distributable with respect to such Participant’s Account upon the death of the Participant. Except as otherwise set forth in the Plan, during the Participant’s lifetime, only the Participant (or, if permissible under applicable law, the Participant’s guardian or legal representative) may make
_________________________

[1]
     Please note that determination of disability and award of disability benefits may occur retroactively long after the Participant’s employment termination date and after the date that Share Retention Contribution determinations were otherwise made for the relevant Plan Year.

elections or withdrawals with respect to such Participant’s Account. Unless otherwise determined by the Committee, a Participant’s Account, or rights with respect to such Account, may not be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Corporation or any of its subsidiaries or affiliates.
SECTION VI - ACQUISITION OF CORPORATION SHARES
A. Application of Current Contributions. Except to the extent otherwise provided in Section VIII(B), as soon as reasonably practicable following its receipt of Payroll Withholding Contributions, Other Permitted Contributions, Service Award Contributions, Matching Contributions and/or Share Retention Contributions, the Custodian Bank shall purchase the maximum number of Corporation Shares that the funds allocated to each Participant’s Account may purchase at the then-prevailing market prices. Such purchases may be in the open market or directly from the Corporation. Corporation Shares so acquired shall be allocated to the relevant Participant’s Account.
B. Cash Dividends. Except to the extent otherwise provided in Section VIII(B), any cash dividends paid on Corporation Shares allocated to any Participant’s Account shall be utilized by the Custodian Bank in accordance with the Participant’s direction to either (i) purchase additional Corporation Shares at prices and in the manner specified above or (ii) be retained in cash.
C. Book Entry. Unless otherwise determined by the Committee or the Plan Administrator, Corporation Shares held under the Plan shall be held in book entry form, and the Custodian Bank or its nominee shall be identified as the owner thereof while such Corporation Shares remain in the Plan.
SECTION VII - RIGHTS WITH RESPECT TO SHARES HELD IN PLAN
All rights accruing to an owner of record of Corporation Shares shall belong to and be vested in the Participant for whose Account such Corporation Shares are being held by the Custodian Bank, including, without limitation, the right to receive all dividends payable in respect of such Corporation Shares, the right to receive all notices of stockholders’ meetings, the right to vote and the right to tender or refrain from tendering such Corporation Shares in response to a tender offer. Amounts in a Participant’s Account that are not sufficient to purchase a whole Corporation Share may, in the Corporation’s sole discretion, be held in fractional shares or in cash, and if such amounts are held in cash, the Participant shall not have any rights as a stockholder of the Corporation.
SECTION VIII - WITHDRAWALS FROM PLAN
A.Process upon Termination of Employment. Upon termination of employment and notification to the recordkeeper, the Participant’s Account shall no longer associated with the Plan, provided, however, that in the case of termination of employment due to the death of the

Participant, the Participant’s Account (or individual account established hereunder) shall be treated in accordance with Sections V(F) and IX(A).
B. Amounts Received Following Termination of Employment. Any cash contributions that would otherwise be made to the Participant’s Account following the date of the Participant’s termination of employment shall not be utilized to purchase additional Corporation Shares and shall instead be distributed to the Participant or his or her Beneficiary(ies) in cash.
C. Fractional Shares and Brokerage Commissions. In all cases, cash will be paid in lieu of fractional Corporation Shares. Any brokerage commissions incurred in connection with the sale of Corporation Shares to facilitate a distribution will be charged to the Participant’s Account.
D. Special Rule Applicable To Section 16 Insiders. Except as otherwise determined by the Committee, a Section 16 Insider shall not be permitted to receive a cash distribution (other than a cash dividend) from the Plan, if, within the previous six months, he or she (or any other person whose transactions are attributed to the Section 16 Insider under Section 16 of the Exchange Act) either (i) acquired Corporation Shares in the open market or pursuant to a private transaction; or (ii) made an election under the Plan (or under any other Plan sponsored by the Corporation) that resulted in an acquisition of equity securities of the Corporation within the meaning of that term under Section 16 of the Exchange Act. The Committee or Plan Administrator may make such other rules as are necessary to comply with Section 16 of the Exchange Act, as amended from time to time.
SECTION IX - MISCELLANEOUS PROVISIONS
A. Designation of Beneficiary. Upon becoming a Participant of the Plan, each Participant shall designate one or more Beneficiaries in the manner specified by the Corporation or the Corporation's designee. A Beneficiary Designation Form will be effective only if it is has been properly completed and submitted (as determined in the Corporation's sole discretion) before the Participant's death. Any subsequent Beneficiary Designation Form properly completed and submitted to the Corporation will supersede any previous Beneficiary Designation Form so submitted.
If there are no Beneficiaries living or in existence at the date of the Participant's death, or if the Participant has not properly completed and submitted a Beneficiary Designation Form to the Corporation or its designee, the Corporation or its designee shall, in their discretion, designate the Participant’s spouse or the Participant's estate as the Beneficiary.
The Corporation or its designee reserves the right to distribute the balance of a Participant's Account to his or her spouse or estate notwithstanding the designation of a Beneficiary, if the Corporation or its designee is unable to locate the Beneficiary, a dispute arises among Beneficiaries or under any other circumstances the Corporation or its designee deems appropriate.

B. Withholding of Taxes. The Corporation shall withhold from any amounts payable to the Participant all Federal, state, city, or other taxes and/or other amounts as legally required by reason of Participant’s participation in this Plan.
C. Expenses. All charges of the Custodian Bank, the cost of maintenance of the Accounts of Participants, the purchase of Corporation Shares, and the cost of transferring Corporation Shares to the Participants and Beneficiaries shall be borne by the Corporation;
provided, however, that brokerage charges involved in the sale of Corporation Shares, if any, shall be charged to the relevant Participant’s Account.
D. Compliance With Legal Requirements. The Corporation shall be bound by all applicable laws in operating this Plan and shall administer and interpret this Plan in accordance with legal requirements.
E. Amendment, Term and Termination. The Committee reserves the right to amend, restate or terminate the Plan at any time, in its sole discretion, without advance notice. The Plan shall continue indefinitely until terminated by the Committee.
F. Termination of Participation. For the purposes of this Plan, a Participant's employment shall immediately terminate and the Participant shall cease to be employed by the Corporation effective on the first day following the Participant's last active date of service, without regard to any actual, deemed or notional notice period or any period during which the Participant receives or is entitled to receive salary continuance, termination pay, pay in lieu of notice or severance pay. Without limiting the foregoing, a Participant shall not qualify for a Share Retention Contribution in a Plan Year if the Participant ceases to be actively employed by the Corporation before the last day of the relevant Two-Plan-Year-Period, regardless of whether the termination of the Participant's employment is lawful or unlawful, except as provided herein in the event of Retirement, death or Disability.
SECTION X - EFFECTIVE DATE OF PLAN
This amendment and restatement of the Plan will be effective as of October 22, 2013.